Exhibit 21.1

Subsidiaries

Subsidiary	State of Organization
Abby Burton, LLC [1]	Ohio
Adriana Eleven, LLC [2]	New York
Allison Main, LLC [1]	Ohio
American CatCon, Inc.	Texas
Buffalo Shredding and Recycling, LLC [2]	New York
Catherine Lake, LLC [2]	New York
Elizabeth Hazel, LLC [1]	Ohio
Ellen Barlow, LLC [2]	New York
Federal Autocat Recycling, L.L.C. [3]	New Jersey
Gabrielle Main, LLC [2]	Pennsylvania
General Smelting and Refining, Inc. [4]	Tennessee
Goodman Services, Inc.	Pennsylvania
Hypercat Advanced Catalyst Products, LLC [3,5]	New Jersey
MacKenzie South, LLC [2]	New York
Mayco Industries, Inc.	Alabama
Megan Division, LLC [1]	Ohio
Melinda Hazel, LLC [1]	Ohio
Metalico Akron, Inc.	Ohio
Metalico Akron Realty, Inc.	Ohio
Metalico Alabama Realty, Inc.	Alabama
Metalico Aluminum Recovery, Inc.	New York
Metalico Buffalo, Inc.	New York
Metalico Colliers Realty, Inc.	West Virginia
Metalico-Granite City, Inc	Illinois
Metalico Gulfport Realty, Inc.	Mississippi
Metalico JBI Cleveland, LLC [6]	Ohio
Metalico Neville Realty, Inc.	Pennsylvania
Metalico New York, Inc.	New York
Metalico Pittsburgh Inc.	Pennsylvania
Metalico Rochester, Inc.	New York
Metalico Syracuse Realty, Inc.	New York
Metalico Transfer, Inc.	New York
Metalico Transfer Realty, Inc.	New York

Metalico Transport, Inc.	New York
Metalico Youngstown, Inc.	Delaware
Olivia DeForest, LLC [1]	Ohio
River Hills by the River, Inc.	Florida
Santa Rosa Lead Products, Inc.	California
Skyway Auto Parts, Inc.	New York
Totalcat Group, Inc.	Delaware
Tranzact Corporation	Delaware
West Coast Shot, Inc. [4]	Nevada

[1]	Metalico Akron Realty, Inc. is sole member.
[2]	Metalico New York, Inc. is sole member.
[3]	Totalcat Group, Inc. is sole member.
[4]	Inactive
[5]	Formerly known as Hypercat Coating Limited Liability Company
[6]	Joint venture; Metalico Akron, Inc. owns 50.1%